Exhibit 99(b)



CONTACT:  Clara Kinner   (314) 923-6268
          Deb Wiethop    (314) 923-4767


BLUE CROSS AND BLUE SHIELD OF MISSOURI, RIGHTCHOICE, CONSUMER
          GROUPS AND STATE MOVE SETTLEMENT FORWARD
 Parties Ask Court to Approve Modified Settlement Agreement

ST. LOUIS, March 12, 1999 -- Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc., (NYSE:RIT), the Missouri Attorney General, the Missouri Department of Insurance, and almost 100 consumer organizations representing more than 1 million Missourians have successfully reached consensus on changes to the September 20, 1998, settlement agreement that is intended to resolve outstanding litigation and regulatory issues, create the largest health care foundation in Missouri and move RightCHOICE forward as a consolidated, fully for-profit Blue Cross and Blue Shield licensee.
     The parties today jointly filed a motion to approve the modified settlement agreement in Cole County Circuit Court.
     "We've taken another important and positive step in the process toward completing the settlement," said John A. O'Rourke, chairman, president and chief executive officer of RightCHOICE, and president and chief executive officer of Blue Cross and Blue Shield of Missouri. "The modified agreement is the result of the good faith effort by all parties to address the concerns identified by the Special Master and the consumer groups. In his February 10 report, the Special Master encouraged us to meet with the consumer groups to engage in efforts to address those concerns."
     The changes resulted from negotiations among the parties and the consumer groups following the report by Special Master Robert G. Russell, who was appointed by Cole County Circuit Court Judge Thomas Brown III to review the settlement agreement.
     The modifications relate principally to the assets to be received by the Missouri Foundation for Health and to the manner in which the foundation's shares of RightCHOICE stock can be sold over time.
     The modified settlement agreement calls for Blue Cross and Blue Shield of Missouri to reorganize and be merged with RightCHOICE Managed Care and for the creation of the state's largest health care foundation. The foundation will receive an additional $12.78 million in cash from Blue Cross and Blue Shield of Missouri, which currently has sufficient cash and investments to provide for the payment. Following the transactions, the foundation will become the owner of approximately 80 percent of the stock of the new RightCHOICE. The foundation will liquidate its stock in an orderly manner over a period of time not to exceed seven years under a divestiture plan. The proceeds will be used to meet the health care needs of under- and un-insured Missourians.
     The modified agreement also removes certain restrictions in the voting trust, and changes the qualifications and manner of selecting the foundation's initial board of directors.
       "The   core   benefits  that  the  original  settlement
transaction   contemplated   continue   under   the   modified
agreement.   The  assets  of Blue Cross  and  Blue  Shield  of
Missouri  will  be applied consistently with its long-standing
non-profit  purposes.   In addition, the  modified  settlement
allows RightCHOICE to continue as a strong, viable provider of
health   care  benefits  to  our  members,  using  the  highly
recognized  and  valued Blue Cross and Blue Shield  names  and
trademarks.   Further,  the transaction  is  not  expected  to
dilute RightCHOICE earnings or shareholders' equity," O'Rourke stated.
     As a result of the reorganization, RightCHOICE or its subsidiaries will absorb the remaining assets and related liabilities of Blue Cross and Blue Shield of Missouri and will become a consolidated, fully for-profit company and the direct licensee for the Blue Cross and Blue Shield names and trademarks.
     The settlement agreement must be approved by the court, RightCHOICE shareholders and the Blue Cross and Blue Shield Association. The agreement also requires Blue Cross to obtain an expert tax opinion and/or ruling from the IRS on the tax aspects of the transactions.
     All parties have indicated they are committed to moving forward as quickly as possible to satisfy the conditions to complete the settlement agreement.
     In a separate action, the Blue Cross and Blue Shield Association yesterday unanimously voted to extend until its next board meeting on June 17, 1999, the Blue Cross and Blue Shield of Missouri and RightCHOICE license agreements to use the Blue Cross and Blue Shield names and trademarks, continuing these agreements on a "board-to-board" basis.

SAFE HARBOR STATEMENT
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties.
These risks and uncertainties include, but are not limited to: the possibility that court approval of the modified settlement agreement, referenced above, would not be obtained, or if obtained, could include conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; escalating health care costs; dependence on sales to individuals; recontracting efforts and potential of non-renewal of subscriber and provider agreements; voting control by the parent company; variability of operating results and stock price; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
     Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest
providers of health care benefits in Missouri.   The company's
web site address is www.abcbs.com.
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